Exhibit 99.1

News Release

Nucor Reports Results for the Fourth Quarter and Full Year 2023

•	Fourth quarter and full year 2023 diluted EPS of $3.16 and $18.00, respectively.

•	Fourth quarter and full year 2023 net earnings before noncontrolling interests of $872.8 million and $4.91 billion, respectively; EBITDA of $1.36 billion and $7.41 billion, respectively.

•	2024 expected to be another strong year as Nucor executes its strategy to grow the core and expand its portfolio of solutions.

•	Capital deployment expected to increase in 2024 with planned capital expenditures of $3.5 billion, continued evaluation of acquisitions, and share repurchases set to outpace the prior year.

CHARLOTTE, N.C. – January 29, 2024 - Nucor Corporation (NYSE: NUE) today announced consolidated net earnings of $785.4 million, or $3.16 per diluted share, for the fourth quarter of 2023. By comparison, Nucor reported consolidated net earnings of $1.14 billion, or $4.57 per diluted share, for the third quarter of 2023 and $1.26 billion, or $4.89 per diluted share, for the fourth quarter of 2022.

For the full year 2023, Nucor reported consolidated net earnings of $4.52 billion, or $18.00 per diluted share, compared with consolidated net earnings of $7.61 billion, or $28.79 per diluted share, in 2022.

“The Nucor team delivered a strong finish to 2023, which represents the third-most profitable year in our Company’s history. Nucor’s strategy to grow our core steelmaking capabilities and expand beyond into steel-adjacent business lines continues to deliver strong results,” said Leon Topalian, Nucor’s Chair, President and Chief Executive Officer. “Over the past four years, Nucor has generated an average annual ROE of 33% and has returned approximately $9.7 billion to its shareholders through dividends and share repurchases. We remain optimistic that Nucor’s best days are ahead of us, with a resilient U.S. economy and steel-intensive megatrends driving increased demand for our products. With our strong balance sheet and broad array of sustainable steel solutions, we believe Nucor is unparalleled with respect to its ability to leverage these market drivers for continued growth.”

Selected Segment Data

Earnings (loss) before income taxes and noncontrolling interests by segment for the fourth quarter and full year 2023 and 2022 were as follows (in thousands):

	Three Months (13 Weeks) Ended		Twelve Months (52 Weeks) Ended
	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Steel mills	$587,921	$516,655	$3,712,470	$7,199,087
Steel products	655,628	1,081,461	3,443,950	4,093,105
Raw materials	(14,412)	(141,817)	253,506	496,823
Corporate/eliminations	(151,028)	77,106	(1,137,169)	(1,544,171)

	$1,078,109	$1,533,405	$6,272,757	$10,244,844

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for the Fourth Quarter and Full Year 2023

(Continued)

Financial Review

Nucor’s consolidated net sales decreased 12% to $7.70 billion in the fourth quarter of 2023 compared with $8.78 billion in the third quarter of 2023 and decreased 12% compared with $8.72 billion in the fourth quarter of 2022. Average sales price per ton in the fourth quarter of 2023 decreased 8% compared with the third quarter of 2023 and decreased 15% compared with the fourth quarter of 2022. Approximately 5,934,000 tons were shipped to outside customers in the fourth quarter of 2023, a 5% decrease from the third quarter of 2023 and a 3% increase from the fourth quarter of 2022. Total steel mill shipments in the fourth quarter of 2023 decreased 4% compared to the third quarter of 2023 and increased 8% compared to the fourth quarter of 2022. Steel mill shipments to internal customers represented 20% of total steel mill shipments in the fourth quarter of 2023, which was unchanged from the third quarter of 2023 and the fourth quarter of 2022. Downstream steel product shipments to outside customers in the fourth quarter of 2023 decreased 11% from the third quarter of 2023 and decreased 14% from the fourth quarter of 2022.

For the full year 2023, Nucor’s consolidated net sales of $34.71 billion decreased 16% compared with consolidated net sales of $41.51 billion reported for the full year 2022. Total tons shipped to outside customers in 2023 were approximately 25,205,000 tons, a decrease of 1% from 2022, while the average sales price per ton in 2023 decreased 15% from 2022.

The average scrap and scrap substitute cost per gross ton used in the fourth quarter of 2023 was $397, a 4% decrease compared to $415 in the third quarter of 2023 and a 7% decrease compared to $427 in the fourth quarter of 2022. The average scrap and scrap substitute cost per gross ton used in the full year 2023 was $421, a 14% decrease compared to $492 in the full year 2022.

Pre-tax, pre-operating and start-up costs related to the Company’s growth projects were approximately $127 million, or $0.39 per diluted share, in the fourth quarter of 2023, compared with approximately $101 million, or $0.31 per diluted share, in the third quarter of 2023 and approximately $73 million, or $0.22 per diluted share, in the fourth quarter of 2022.

In the full year 2023, pre-tax, pre-operating and start-up costs related to the Company’s growth projects were approximately $400 million, or $1.21 per diluted share, compared with approximately $247 million, or $0.71 per diluted share, in the full year 2022.

Overall operating rates at the Company’s steel mills were 74% in the fourth quarter of 2023 as compared to 77% in the third quarter of 2023 and 70% in the fourth quarter of 2022. Operating rates for the full year 2023 increased to 78% as compared to 77% for the full year 2022.

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for the Fourth Quarter and Full Year 2023

(Continued)

Included in the results for the fourth quarter of 2022 was an after-tax net benefit of $60.4 million, or $0.24 per diluted share, related to state tax credits and an after-tax net benefit of $88.0 million, or $0.34 per diluted share, related to a change in the valuation allowance of a state deferred tax asset. Also included in the fourth quarter of 2022 results was a pre-tax $96.0 million, or $0.29 per diluted share, write-off of the remaining carrying value of the Company’s leasehold interest in unproved oil and gas properties that is included in the raw materials segment.

Financial Strength

At the end of the fourth quarter of 2023, Nucor had $7.13 billion in total liquidity, not including the Company’s $1.75 billion revolving credit facility. Nucor continues to have the strongest credit ratings in the North American steel sector (A-/A-/Baa1) with stable outlooks at Standard & Poor’s, Fitch Ratings and Moody’s.

Commitment to Returning Capital to Stockholders

On December 14, 2023, Nucor’s Board of Directors declared a cash dividend of $0.54 per share. This represents a 6% increase over the prior cash dividend, and is payable on February 9, 2024 to stockholders of record as of December 29, 2023. Nucor has increased its regular, or base, dividend for 51 consecutive years – every year since it first began paying dividends in 1973.

During the fourth quarter of 2023, Nucor repurchased approximately 1.0 million shares of its common stock at an average price of $177.18 per share (approximately 9.75 million shares during the full year 2023 at an average price of $159.34 per share). As of December 31, 2023, Nucor had approximately $3.32 billion, or 26 million shares, remaining authorized and available for repurchases under its share repurchase program. This share repurchase authorization is discretionary and has no scheduled expiration date.

For the full year 2023, Nucor returned approximately $2.1 billion to stockholders in the form of share repurchases and dividend payments, consistent with the Company’s practice of returning at least 40% of earnings to stockholders.

Fourth Quarter of 2023 Analysis

Earnings in the fourth quarter of 2023 decreased compared to the third quarter of 2023 due to lower pricing and volumes across all three operating segments. In the steel mills segment, the decrease in realized pricing was most pronounced at our sheet and plate mills. In the steel products segment, earnings decreased due to moderating average selling prices at most of the product groups within the segment and lower volumes. Earnings for the raw materials segment decreased in the fourth quarter of 2023 compared to the third quarter of 2023 due to lower pricing for raw materials and planned outages at our direct reduced iron, or DRI, facilities.

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for the Fourth Quarter and Full Year 2023

(Continued)

First Quarter of 2024 Outlook

We expect earnings in the first quarter of 2024 to increase compared to the fourth quarter of 2023. The steel mills segment’s earnings are expected to increase in the first quarter of 2024 due to higher average selling prices and volumes, particularly at our sheet mills. Earnings in the steel products segment are expected to decrease in the first quarter of 2024 due to lower average selling prices. We expect increased earnings in the raw materials segment in the first quarter of 2024 due to the increased profitability of our DRI facilities and our scrap processing and brokerage operations.

Earnings Conference Call

An earnings call is scheduled for January 30, 2024 at 10:00 a.m. Eastern Time to review Nucor’s fourth-quarter and full year 2023 financial results and business update. The call can be accessed via webcast from the Investor Relations section of Nucor’s website (nucor.com/investors). A presentation with supplemental information to accompany the call has been posted to Nucor’s Investor Relations website.

About Nucor

Nucor and its affiliates are manufacturers of steel and steel products, with operating facilities in the United States, Canada and Mexico. Products produced include: carbon and alloy steel — in bars, beams, sheet and plate; hollow structural section tubing; electrical conduit; steel racking; steel piling; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; precision castings; steel fasteners; metal building systems; insulated metal panels; overhead doors; steel grating; wire and wire mesh; and utility structures. Nucor, through The David J. Joseph Company and its affiliates, also brokers ferrous and nonferrous metals, pig iron and hot briquetted iron / direct reduced iron; supplies ferro-alloys; and processes ferrous and nonferrous scrap. Nucor is North America’s largest recycler.

Non-GAAP Financial Measures

The Company uses certain non-GAAP (Generally Accepted Accounting Principles) financial measures in this news release, including EBITDA. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance or financial position that either excludes or includes amounts that are not normally excluded or included in the most directly comparable financial measure calculated and presented in accordance with GAAP.

We define EBITDA as net earnings before noncontrolling interests, adding back the following items: interest (income) expense, net; provision for income taxes; depreciation; and amortization. First, second and third quarter of 2023 EBITDA was $1.89 billion, $2.34 billion and $1.82 billion, respectively, using this definition. Please note that other companies might define their non-GAAP financial measures differently than we do.

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for the Fourth Quarter and Full Year 2023

(Continued)

Management presents the non-GAAP financial measure of EBITDA in this news release because it considers it to be an important supplemental measure of performance. Management believes that this non-GAAP financial measure provides additional insight for analysts and investors evaluating the Company’s financial and operational performance by providing a consistent basis of comparison across periods.

Forward-Looking Statements

Certain statements contained in this news release are “forward-looking statements” that involve risks and uncertainties which we expect will or may occur in the future and may impact our business, financial condition and results of operations. The words “anticipate,” “believe,” “expect,” “intend,” “project,” “may,” “will,” “should,” “could” and similar expressions are intended to identify those forward-looking statements. These forward-looking statements reflect the Company’s best judgment based on current information, and, although we base these statements on circumstances that we believe to be reasonable when made, there can be no assurance that future events will not affect the accuracy of such forward-looking information. As such, the forward-looking statements are not guarantees of future performance, and actual results may vary materially from the projected results and expectations discussed in this news release. Factors that might cause the Company’s actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: (1) competitive pressure on sales and pricing, including pressure from imports and substitute materials; (2) U.S. and foreign trade policies affecting steel imports or exports; (3) the sensitivity of the results of our operations to general market conditions, and in particular, prevailing market steel prices and changes in the supply and cost of raw materials, including pig iron, iron ore and scrap steel; (4) the availability and cost of electricity and natural gas, which could negatively affect our cost of steel production or result in a delay or cancellation of existing or future drilling within our natural gas drilling programs; (5) critical equipment failures and business interruptions; (6) market demand for steel products, which, in the case of many of our products, is driven by the level of nonresidential construction activity in the United States; (7) impairment in the recorded value of inventory, equity investments, fixed assets, goodwill or other long-lived assets; (8) uncertainties and volatility surrounding the global economy, including excess world capacity for steel production, inflation and interest rate changes; (9) fluctuations in currency conversion rates; (10) significant changes in laws or government regulations affecting environmental compliance, including legislation and regulations that result in greater regulation of greenhouse gas emissions that could increase our energy costs, capital expenditures and operating costs or cause one or more of our permits to be revoked or make it more difficult to obtain permit modifications; (11) the cyclical nature of the steel industry; (12) capital investments and their impact on our performance; (13) our safety performance; (14) our ability to integrate businesses we acquire; and (15) the impact of the COVID-19 pandemic, any variants of the virus, and any other similar pandemic or public health situation. These and other factors are discussed in Nucor’s regulatory filings with the United States Securities and Exchange Commission, including those in “Item 1A. Risk Factors” of Nucor’s Annual Report on Form 10-K for the year ended December 31, 2022. The forward-looking statements contained in this news release speak only as of this date, and Nucor does not assume any obligation to update them, except as may be required by applicable law.

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for the Fourth Quarter and Full Year 2023

(Continued)

Contact Information

For Investor/Analyst Inquiries - Jack Sullivan, 704-264-8942, or Paul Donnelly, 704-264-8807

For Media Inquiries - Katherine Miller, 704-353-9015

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for the Fourth Quarter and Full Year 2023

(Continued)

Tonnage Data

(In thousands)

	Three Months (13 Weeks) Ended			Twelve Months (52 Weeks) Ended
	December 31, 2023	December 31, 2022	Percent Change	December 31, 2023	December 31, 2022	Percent Change
Steel mills total shipments:
Sheet	2,675	2,314	16%	11,003	10,310	7%
Bars	1,901	1,907	—	8,193	8,635	-5%
Structural	542	445	22%	2,113	2,292	-8%
Plate	373	375	-1%	1,807	1,626	11%
Other	22	69	-68%	157	378	-58%

	5,513	5,110	8%	23,273	23,241	—

Sales tons to outside customers:
Steel mills	4,396	4,067	8%	18,552	18,200	2%
Joist	106	174	-39%	510	671	-24%
Deck	91	127	-28%	401	515	-22%
Cold finished	96	99	-3%	428	467	-8%
Rebar fabrication products	251	302	-17%	1,169	1,282	-9%
Piling	102	94	9%	433	443	-2%
Tubular products	212	215	-1%	949	950	—
Other steel products	153	167	-8%	596	687	-13%
Raw materials	527	493	7%	2,167	2,309	-6%

	5,934	5,738	3%	25,205	25,524	-1%

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for the Fourth Quarter and Full Year 2023

(Continued)

Condensed Consolidated Statements of Earnings (Unaudited)

(In thousands, except per share data)

	Three Months (13 Weeks) Ended		Twelve Months (52 Weeks) Ended
	Dec. 31, 2023	Dec. 31, 2022	Dec. 31, 2023	Dec. 31, 2022
Net sales	$7,704,531	$8,723,956	$34,713,501	$41,512,467

Costs, expenses and other:
Cost of products sold	6,310,813	6,626,469	26,899,107	29,009,187
Marketing, administrative and other expenses	355,001	422,823	1,584,052	1,997,178
Equity in (earnings) losses of unconsolidated affiliates	(9,112)	12,532	(12,783)	(10,714)
Losses and impairments of assets	—	101,756	—	101,756
Interest (income) expense, net	(30,280)	26,971	(29,632)	170,216

	6,626,422	7,190,551	28,440,744	31,267,623

Earnings before income taxes and noncontrolling interests	1,078,109	1,533,405	6,272,757	10,244,844
Provision for income taxes	205,277	207,160	1,359,966	2,165,204

Net earnings before noncontrolling interests	872,832	1,326,245	4,912,791	8,079,640
Earnings attributable to noncontrolling interests	87,433	70,512	387,990	472,303

Net earnings attributable to Nucor stockholders	$785,399	$1,255,733	$4,524,801	$7,607,337

Net earnings per share:
Basic	$3.17	$4.90	$18.05	$28.88
Diluted	$3.16	$4.89	$18.00	$28.79
Average shares outstanding:
Basic	246,868	255,402	249,773	262,348
Diluted	247,249	255,838	250,412	263,176

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for the Fourth Quarter and Full Year 2023

(Continued)

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands)

	December 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$6,383,298	$4,280,852
Short-term investments	747,479	576,946
Accounts receivable, net	2,953,311	3,591,030
Inventories, net	5,577,758	5,453,531
Other current assets	724,012	789,325

Total current assets	16,385,858	14,691,684
Property, plant and equipment, net	11,049,767	9,616,920
Restricted cash and cash equivalents	3,494	80,368
Goodwill	3,968,847	3,920,060
Other intangible assets, net	3,108,015	3,322,265
Other assets	824,518	847,913

Total assets	$35,340,499	$32,479,210

LIABILITIES AND EQUITY
Current liabilities:
Short-term debt	$119,211	$49,081
Current portion of long-term debt and finance lease obligations	74,102	28,582
Accounts payable	2,020,289	1,649,523
Salaries, wages and related accruals	1,326,390	1,654,210
Accrued expenses and other current liabilities	1,054,517	948,348

Total current liabilities	4,594,509	4,329,744
Long-term debt and finance lease obligations due after one year	6,648,873	6,613,687
Deferred credits and other liabilities	1,973,363	1,965,873

Total liabilities	13,216,745	12,909,304

Commitments and contingencies
Equity
Nucor stockholders’ equity:
Common stock	152,061	152,061
Additional paid-in capital	2,176,243	2,143,520
Retained earnings	28,762,045	24,754,873
Accumulated other comprehensive loss, net of income taxes	(162,072)	(137,517)
Treasury stock	(9,987,643)	(8,498,243)

Total Nucor stockholders’ equity	20,940,634	18,414,694
Noncontrolling interests	1,183,120	1,155,212

Total equity	22,123,754	19,569,906

Total liabilities and equity	$35,340,499	$32,479,210

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for the Fourth Quarter and Full Year 2023

(Continued)

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Year Ended December 31,
	2023	2022
Operating activities:
Net earnings before noncontrolling interests	$4,912,791	$8,079,640
Adjustments:
Depreciation	930,585	826,692
Amortization	237,730	234,942
Stock-based compensation	130,162	136,834
Deferred income taxes	21,419	(46,849)
Distributions from affiliates	33,621	57,071
Equity in earnings of unconsolidated affiliates	(12,783)	(10,714)
Losses and impairments of assets	—	101,756
Changes in assets and liabilities (exclusive of acquisitions and dispositions):
Accounts receivable	663,825	501,225
Inventories	(75,042)	962,424
Accounts payable	361,146	(496,234)
Federal income taxes	188,344	(337,359)
Salaries, wages and related accruals	(290,859)	155,005
Other operating activities	10,992	(92,379)

Cash provided by operating activities	7,111,931	10,072,054

Investing activities:
Capital expenditures	(2,214,157)	(1,947,897)
Investment in and advances to affiliates	(35,137)	(258)
Sale of business	—	99,681
Disposition of plant and equipment	14,907	32,277
Acquisitions (net of cash acquired)	(70,824)	(3,553,191)
Purchases of investments	(1,471,528)	(913,898)
Proceeds from the sale of investments	1,317,308	590,173
Other investing activities	(37,000)	(9,596)

Cash used in investing activities	(2,496,431)	(5,702,709)

Financing activities:
Net change in short-term debt	(24,870)	(58,642)
Proceeds from issuance of long-term debt, net of discount	—	2,091,934
Repayment of long-term debt	(10,000)	(1,111,000)
Bond issuance costs	—	(13,138)
Proceeds from exercise of stock options	11,731	22,852
Payment of tax withholdings on certain stock-based compensation	(49,318)	(64,079)
Distributions to noncontrolling interests	(435,047)	(332,293)
Cash dividends	(514,534)	(533,589)
Acquisition of treasury stock	(1,553,933)	(2,762,568)
Proceeds from government incentives	—	275,000
Other financing activities	(16,840)	(25,340)

Cash used in financing activities	(2,592,811)	(2,510,863)

Effect of exchange rate changes on cash	2,883	(5,920)

Increase (decrease) in cash and cash equivalents and restricted cash and cash equivalents	2,025,572	1,852,562
Cash and cash equivalents and restricted cash and cash equivalents - beginning of year	4,361,220	2,508,658

Cash and cash equivalents and restricted cash and cash equivalents - end of year	$6,386,792	$4,361,220

Non-cash investing activity:
Change in accrued plant and equipment purchases	$1,053	$4,568

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for the Fourth Quarter and Full Year 2023

(Continued)

Non-GAAP Financial Measures

Reconciliation of EBITDA (Unaudited)

(In thousands)

	Three months (13 weeks) ended	Twelve months (52 weeks) ended
	December 31, 2023	December 31, 2023
Net earnings before noncontrolling interests	$872,832	$4,912,791

Depreciation	249,432	930,585
Amortization	62,029	237,730
Interest income, net	(30,280)	(29,632)
Provision for income taxes	205,277	1,359,966

EBITDA	$1,359,290	$7,411,440

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com